Audiovox Corporation Reports Fiscal 2009 Third Quarter and Nine Month Results

- Fiscal third quarter sales of $196 million represent largest sales quarter in Company's history, excluding the former wireless business

- Gross margins increase to 19.9% in fiscal 3Q09 vs. 19.1% in fiscal 3Q08

- Partnerships with SIRIUS XM, Sony Playstation and Qualcomm's Media FLO highlight start to fiscal fourth quarter

HAUPPAUGE, N.Y., Jan. 9 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX). Audiovox Corporation today announced results for its fiscal 2009 third quarter and nine months ended November 30, 2008.

Net sales for the quarter ended November 30, 2008 were $195.6 million compared to net sales of $183.6 million reported in the comparable prior year period. Operating income from continuing operations before income taxes were $10.7 million in the fiscal 2009 third quarter compared to $6.7 million in the fiscal third quarter last year. Net income for the quarter ended November 30, 2008 was $6.5 million or earnings per diluted share of $0.29 compared to net income of $4.7 million or $0.20 per diluted share in the comparable fiscal 2008 period.

Patrick Lavelle, President and CEO stated, "We are generally pleased with our third quarter performance, especially in light of the continued economic turbulence worldwide. Despite waning consumer confidence and spending and the difficulties of the automakers, we experienced our highest sales quarter for electronics and accessories products in our Company's history. Our margins have increased to target levels and we continue to manage our expense structure to match anticipated sales. While I believe third quarter results are reflective of our efforts to increase distribution and expand our brand presence, I am also cautious of our near-term outlook given recent reports of a lackluster holiday season. Economic difficulties will persist over the coming year but I believe we are well positioned to weather this storm and should be in a position to show strong growth and profits with new partnerships in the second half of our next fiscal year."

Electronics sales, which include both mobile and consumer electronics were $152.0 million for the quarter ended November 30, 2008, an increase of 9.4% compared to $139.0 million reported in the comparable fiscal 2008 period. This increase is primarily related to new product categories from the RCA Audio/Video acquisition and increases in electronic sales of the Company's operations in Mexico and Venezuela. This increase was partially offset by the absence of sales in select categories as the Company discontinued non-profitable product lines such as portable navigation and flat screen televisions. Additionally, sales increases were offset by declines in our mobile, audio/video categories primarily due to the weakening U.S. economy.

Accessories sales for the fiscal 2009 third quarter were $43.7 million, a decrease of 2.1% compared to $44.6 million reported in the period ended November 30, 2007 and are a result of the overall decline of the U.S. economy. This decrease was partially offset by sales generated from the Technuity acquisition in November 2007.

For the period ended November 30, 2008, gross margins were 19.9% compared to 19.1% during the period ended November 30, 2007. Gross margins were positively impacted by several factors, including price increases instituted in the second quarter of fiscal 2009 to offset increased warehouse, shipping, warranty and product costs and higher gross margins experienced in the consumer electronics category. Offsetting this increase were lower sales of accessory products, which typically carry higher gross margins than core electronics products.

The Company reported operating expenses of $27.2 million for the three months ended November 30, 2008, a decline of $2.1 million or 7.3%, compared to $29.4 million reported in the comparable period last year. As a percentage of net sales, operating expenses decreased to 14.0% for the three months ended November 30, 2008 from 16.0% in the comparable fiscal 2008 period. The decrease in total operating expenses is primarily due to our expense and workforce reduction programs partially offset by $4.3 million of costs related to the acquired Technuity and RCA Audio/Video operations. Core operating expenses were down 21.1% in the comparable fiscal third quarters, from $29.1 million to $23.0 million.

Nine Months Results

Total net sales for the nine month period ended November 30, 2008 were $487.4 million, an increase of 5.9% compared to net sales of $460.1 million in the nine month period ended November 30, 2007.

Electronics sales for the fiscal 2009 nine month period, which represented 77.4% of net sales, were $377.4 million, up 10.6% compared to $341.2 million, or 74.2% of net sales in the comparable fiscal 2008 period. This increase was primarily due to sales generated from the RCA Audio/Video operations, increases in the electronics sales of the Company's international operations in Mexico and Venezuela and increases in OEM business. These increases were partially offset by declines in mobile audio/video product lines as a result of an overall decline in the U.S. economy, lower consumer demand for electronics products and a decline in vehicle sales. Accessories sales, which represented 22.6% of net sales for the nine months ended November 30, 2008 were $110.1 million compared to $118.9 million or 25.8% of net sales in the prior year period, a decline of 7.4%. This decrease was primarily due to a decline in demand for consumer electronics products as a result of the overall decline in the U.S. economy, partially offset by sales generated from the acquired Technuity operations.

Gross margins decreased by 100 basis points from 18.8% during the first nine months of fiscal 2008 to 17.8% in the first nine months of fiscal 2009. Gross margins were unfavorably impacted by higher energy costs, transportation expenses, labor and material costs and foreign exchange increases versus the U.S. dollar. To offset these higher costs, the Company implemented price increases in the 2009 second fiscal quarter but did not realize the effect until the period ended November 30, 2008. Additionally, during the 2009 fiscal first quarter, the Company exited the portable navigation business, resulting in a charge of $2.9 million. Excluding the impact of this charge, gross margins for the comparative nine months periods was up slightly.

Operating expenses increased $8.1 million or 10.3% to $86.8 million for the nine months ended November 30, 2008, from $78.7 million for the nine months ended November 30, 2007. The increase in total operating expenses is due to incremental costs of $12.3 million related to the acquired Technuity and RCA Audio/Video operations, higher professional fees, direct labor, and general and administrative salaries and related benefits, partially offset by decreased commissions, trade show, travel and entertainment expenses and lower officer salaries. Operating expenses for the nine months ended November 30, 2007 included a $1.0 million benefit related to a call/put option previously granted to certain employees as a result of the call/put liability calculation.

As a percentage of net sales, operating expenses increased to 17.8% for the fiscal 2009 nine month period compared to 17.1% in the comparable prior year period. Core operating expenses declined $4.9 million or 6.2% from $78.4 million in the fiscal 2008 nine month period to $73.6 million in the comparable nine month period of fiscal 2009.

The Company reported a pre-tax loss from continuing operations of $426,000 for the nine months ended November 30, 2008. Net loss for the nine month period ended November 30, 2008 was $1.0 million or a loss of $0.04 per diluted share compared to net income of $10.6 million or earnings per diluted share of $0.47 in the comparable period ended November 30, 2007. Net income for the fiscal 2008 period ended November 30, 2007 was favorably impacted by $2.1 million in income from discontinued operations as a result of a derivative legal settlement.

Conference Call Information

The Company will be hosting its conference call on Monday, January 12 at 10:00 a.m. EST. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-299-7098; international number: 617-801-9715; pass code: 93097657). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 53837599).

About Audiovox

Audiovox (Nasdaq:VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, extended range two-way radios, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2008 and Form 10-Q for the fiscal third quarter ended November 30, 2008.

Tables to Follow

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30,	February 29,
	2008	2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$13,925	$39,341
Accounts receivable, net	159,594	112,688
Inventory	149,321	155,748
Receivables from vendors	20,618	29,358
Prepaid expenses and other current assets	12,585	13,780
Deferred income taxes	7,198	7,135
Total current assets	363,241	358,050

Investment securities	8,559	15,033
Equity investments	13,068	13,222
Property, plant and equipment, net	20,615	21,550
Goodwill	29,098	23,427
Intangible assets	93,797	101,008
Deferred income taxes	2,128	-
Other assets	1,659	746
Total assets	$532,165	$533,036

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$43,014	$24,433
Accrued expenses and other current liabilities	34,728	38,575
Income taxes payable	141	5,335
Accrued sales incentives	12,633	10,768
Bank obligations	2,018	3,070
Current portion of long-term debt	1,294	82
Total current liabilities	93,828	82,263

Long-term debt	5,944	1,621
Capital lease obligation	5,551	5,607
Deferred compensation	3,312	4,406
Other tax liabilities	4,741	4,566
Deferred tax liabilities	-	6,057
Other long term liabilities	4,198	5,003
Total liabilities	117,574	109,523

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,424,212 and 22,414,212 shares issued, 20,604,460 and 20,593,660 shares outstanding at November 30, 2008 and February 29, 2008, respectively	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at November 30, 2008 and February 29, 2008, respectively	22	22
Paid-in capital	274,484	274,282
Retained earnings	161,532	162,542
Accumulated other comprehensive income	(3,275)	4,847
Treasury stock, at cost, 1,819,752 and 1,820,552 shares of Class A common stock at November 30, 2008 and February 29, 2008, respectively	(18,396)	(18,404)
Total stockholders' equity	414,591	423,513
Total liabilities and stockholders' equity	$532,165	$533,036

 See accompanying notes to consolidated financial statements

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended November 30, 2008 and 2007
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Net sales	$195,642	$183,563	$487,433	$460,085
Cost of sales	156,684	148,572	400,900	373,431
Gross profit	38,958	34,991	86,533	86,654

Operating expenses:
Selling	8,370	9,828	26,598	26,534
General and administrative	16,500	16,948	52,004	45,153
Engineering and technical support	2,436	2,600	8,219	7,010
Total operating expenses	27,306	29,376	86,821	78,697

Operating income (loss)	11,652	5,615	(288)	7,957

Other income (expense):
Interest and bank charges	(453)	(723)	(1,439)	(2,087)
Equity in income of equity investees	(484)	1,011	926	2,927
Other, net	(10)	816	375	3,444
Total other (loss) income, net	(947)	1,104	(138)	4,284

Income (loss) from continuing operations before income taxes	10,705	6,719	(426)	12,241
Income tax expense (benefit)	4,180	2,039	582	3,709
Net income (loss) from continuing operations	6,525	4,680	(1,008)	8,532

Net income (loss) from discontinued operations, net of tax	-	-	-	2,111

Net income (loss)	$6,525	$4,680	$(1,008)	$10,643

Net income (loss) per common share (basic):
From continuing operations	$0.29	$0.20	$(0.04)	$0.38
From discontinued operations	-	-	-	0.09
Net income (loss) per common share (basic)	$0.29	$0.20	$(0.04)	$0.47

Net income (loss) per common share (diluted):
From continuing operations	$0.29	$0.20	$(0.04)	$0.38
From discontinued operations	-	-	-	0.09
Net income (loss) per common share (diluted)	$0.29	$0.20	$(0.04)	$0.47

Weighted-average common shares outstanding (basic)	22,864,668	22,852,781	22,858,777	22,853,108
Weighted-average common shares outstanding (diluted)	22,867,235	22,857,355	22,859,633	22,880,263

See accompanying notes to consolidated financial statements.

Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

SOURCE Audiovox Corporation

CONTACT: Glenn Wiener, GW Communications, +1-212-786-6011,
gwiener@GWCco.com, for Audiovox Corporation
Web Site: http://www.audiovox.com
(VOXX VOXX)